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                                                                    EXHIBIT 8.4

                      [LETTERHEAD OF COOLEY GODWARD LLP]

      , 1998

IXYS Corporation
3540 Bassett Street
Santa Clara, CA 95054-2704

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of March 6, 1998, as amended on April 10, 1998 and May 29, 1998 (the "Reorganization Agreement") by and among Paradigm Technology, Inc., a Delaware corporation ("Parent"), Paradigm Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and IXYS Corporation, a Delaware corporation (the "Company").

  Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

    (a) the Reorganization Agreement;

    (b) those certain tax representation letters dated     , 1998 delivered
  to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax
  Representation Letters"); and

    (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

  In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

    (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or
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  will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

    (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers and directors in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

    (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; and

    (d) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code and the following federal income tax consequences will result:

  . No gain or loss will be recognized for federal income tax purposes by the holders of Company Capital Stock upon the receipt of Parent Common Stock solely in exchange for such Company Capital Stock in the Merger (except to the extent, if any, that cash is received in lieu of fractional shares).

  . The aggregate tax basis of the Parent Common Stock so received by Company stockholders in the Merger (including any fractional shares of Parent Common Stock not actually received) will be the same as the aggregate tax basis of the Company Capital Stock surrendered in exchange therefor.

  . The holding period of the Parent Common Stock so received by each Company stockholder in the Merger will include the holding period of the shares of Company Capital Stock surrendered in exchange therefor.

  . Cash payments received by holders of Company Capital Stock in lieu of fractional shares of Parent Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by Parent. A Company stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of Parent Common Stock was held as a capital asset at the Effective Time of the Merger.

  . A holder of Company Capital Stock who exercises appraisal rights with respect to a share of Company Capital Stock and receives a cash payment for such share generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the appraisal rights owns no shares of capital stock of Parent (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

  In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

  We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.


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  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company Capital Stock pursuant to the exercise of options or otherwise as compensation or who hold their Company Capital Stock as part of a straddle or risk reduction transaction).

  No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

  This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

  This opinion is being delivered in connection with the Registration Statement. It is intended for the benefit of the Company and the stockholders of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

                                          Sincerely,

                                          Webb B. Morrow III

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